PROMISSORY NOTE

From:  Load Hog Industries Inc.

To:    AMERICAN PLASTICS PROCESSING PRODUCTS INC

Effective Date: 12/31/2008

Amount: $16,000.00

Interest: $199.89

Load Hog Industries Inc., a Michigan Corporation promises to pay on demand to the order of American Plastics Processing Products, Inc Sixteen Thousand dollars and no cents ($16,000.00) at 8% interest rate per annum and One Hundred Ninety Nine dollars and 89 cents ($199.89) of accrued interest.  This note is secured by Load Hog Industries, Inc. present and future goods, including (but not limited to) equipment and inventory, and all of debtor's present and future intangible collateral, including (but not limited to) pure intangibles, and semi-intangibles, i.e. documents, instruments, and chattel paper.

Load Hog Industries, Inc..

                                                                                           By: /s/ Tatsiana Husarava,

Corporate Secretary

Accepted and Agreed  to

This  31st day of December, 2008

By: /s/ Name:  Mario DiNello

Title: President